SUB-ITEM 77M
Mergers


Nuveen AMT-Free Quality Municipal Income Fund f/k/a
Nuveen AMT-Free Municipal Income Fund

811-21213

On September 12, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Municipal Market Opportunity Fund, Inc., Nuveen Performance Plus Municipal Fund, Inc., and Nuveen Premium
Income Municipal Fund 2, Inc. were transferred to the Nuveen AMT-Free Municipal Income Fund. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on April 29, 2016, Accession No. 0001193125-16-
565298, which materials are herein incorporated by reference.